Exhibit 12.1

Statement Re Computation Of Ratios

This schedule contains financial information extracted from the Registrant's Financial Statements as of December 31, 2007 and 2006 and is qualified in its entirety by reference to such Financial Statements:

	December 31, 2007	December 31, 2006
Current Ratio:

The ratio of current assets divided by current liabilities -

Current assets (numerator)	$10,722,669	$14,409,809
Current liabilities (denominator)	6,358,755	6,869,892

Current ratio	1.7	2.1

Working Capital:

Current Assets minus Current Liabilities

Current assets	$10,722,669	$14,409,809
Current liabilities	6,358,755	6,869,892

Working Capital	4,363,914	7,539,917